Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS
FIRST QUARTER FISCAL 2018 FINANCIAL RESULTS

- Net Sales of $85.9 million, Reflecting a Comparable Sales Decrease of 2.6% -
- Gross Margin Rate Decreased 270 basis points -
- Selling, General & Administrative Expenses Decreased by $1.2 million -

Minneapolis, MN, May 31, 2018 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the first quarter ended May 5, 2018.

Keri Jones, President and Chief Executive Officer, commented, “Our first quarter financial results did not meet our expectations due in part to underperformance in woven jackets and bottoms, and unseasonable weather, particularly in our Midwest and Northeast regions. However, we saw momentum continue in our eCommerce business as well as in our outlet stores, both of which delivered positive sales comps in the quarter. Sales performance improved as the weather became more seasonal during the latter part of the quarter as customers responded favorably to our product offering. This sales momentum continued into May, resulting in positive comparable sales in the low single digits quarter-to-date.”

Ms. Jones continued, “Looking ahead, my key near term priorities will be to enhance her shopping experience with a well-curated merchandise offering; deliver compelling promotions that support our financial goals; leverage our omni-channel capabilities, and attract new customers. We also are continuing to focus on reducing our cost structure. We believe that executing these key priorities will drive comparable sales, improved financial performance and positive cash flow in fiscal 2018. I will also be working with my management team to develop a multi-year strategic plan. Overall, I look forward to leveraging my background in transforming both growth and challenged businesses to support sustainable long term profitable growth.”

Results for the First Quarter Ended May 5, 2018

•
Net sales totaled $85.9 million, a decrease of 3.0%, while operating on average 462 stores. This compares to $88.6 million in net sales for the first quarter of fiscal 2017, while operating on average 479 stores.

•	Comparable sales decreased 2.6% following an 8.9% decrease in the same period last year. This included eCommerce sales growth of 7.8% following a 14.7% increase in the same period last year.

•
Gross margin rate decreased 270 basis points to 31.8% compared to the same period last year, driven by increased product costs, which have been corrected for the balance of the year, and additional markdowns due to lower than anticipated sales.

•
Selling, general & administrative expenses (“SG&A”) decreased by $1.2 million as compared to the first quarter last year, driven by lower store operating expenses, insurance and tax expenses, and net employee compensation expenses, partially offset by increases in professional services and marketing expenses.

•	Net loss totaled $5.3 million, or $0.14 per share, compared to a net loss for the prior year period of $3.7 million, or $ 0.10 per share.

•	Adjusted EBITDA*, a non-GAAP measure, was $(2.2) million, compared to $(0.2) million for the same period last year.

Balance Sheet Highlights and Capital Expenditures
Cash and cash-equivalents totaled $18.1 million as of May 5, 2018. Total inventory was $46.4 million at the end of the first quarter as compared to $42.1 million at the end of the first quarter last year, an increase of 10.2%. The inventory increase was primarily the result of higher inventory receipts compared to last year to return to more normalized levels, as well as the result of lower than expected sales.

During the quarter the Company completed the sale of and entered into an agreement to leaseback its corporate facility in Plymouth, MN. The purchase price was $13.7 million and the lease of the facility is for a 15-year period.

Capital expenditures for the first quarter of fiscal 2018 were $1.0 million compared to $2.1 million in last year’s first quarter. Capital expenditures in the first quarter this year primarily reflected investments in stores and technology associated with the Company’s omni-channel capabilities. At the end of the first quarter, the Company had no outstanding borrowings under its revolving credit facility.

Conference Call Information
The Company will discuss its first quarter results in a conference call scheduled for today, May 31, 2018, at 8:30 a.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until June 30, 2018. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until June 7, 2018. This call may be accessed by dialing 1-844-512-2921 and using the passcode 13680247.

Non-GAAP Measure
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains a non-GAAP financial measure, Adjusted EBITDA. The presentation of this non-GAAP measure is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income or net loss, or any other measure of performance derived in accordance with GAAP.

______________________
*Adjusted EBITDA is a non-GAAP financial measure. Please see “Non-GAAP Measures” below and reconciliations of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

The Company believes the inclusion of this non-GAAP measure provides useful supplemental information to investors regarding the underlying performance of the Company’s business operations, especially when comparing such results to previous periods. This non-GAAP measure is not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP measure as provided in the table below.

Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as Net income (loss), adjusted for Income tax provision (benefit); Other income; Interest expense, net; Depreciation and Amortization; Impairment of long-lived assets; and certain discretionary items. Please see “Non-GAAP Measure” above and the reconciliation of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of May 31, 2018, the Company operates 462 stores in 45 states consisting of 314 MPW stores, 79 Outlet stores, 36 Christopher & Banks stores, and 33 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.christopherandbanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release and in our upcoming earnings conference call may constitute forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to certain events that could have an effect on our future performance. The forward-looking statements relate to expectations concerning matters that are not historical facts and may use the words “will”, "expect", "anticipate", "plan", "intend", "project", "believe", “should”, "drive" "in order to" and similar expressions. Except for historical information, matters discussed in this press release or on our earnings conference call may be considered forward-looking statements.

These forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company's future performance and financial results to differ materially from those expressed or implied by the forward-looking statements. We cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, be achieved or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, those factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

# # #

COMPANY CONTACT:
Marc Ungerman
Interim Chief Financial Officer and
Vice President, Controller
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	May 5,	April 29,
	2018	2017
Net sales	$85,901	$88,556
Merchandise, buying and occupancy costs	58,557	58,018
Gross profit	27,344	30,538
Other Operating Expenses:
Selling, general and administrative	29,746	30,974
Depreciation and amortization	2,816	3,099
Impairment of long-lived assets	—	70
Total other operating expenses	32,562	34,143
Operating loss	(5,218)	(3,605)
Interest expense, net	(58)	(31)
Loss before income taxes	(5,276)	(3,636)
Income tax provision	43	52
Net loss	$(5,319)	$(3,688)

Basic loss per share:
Net loss	$(0.14)	$(0.10)
Basic shares outstanding	37,297	37,090

Diluted loss per share:
Net loss	$(0.14)	$(0.10)
Diluted shares outstanding	37,297	37,090

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	May 5,	April 29,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$18,073	$28,270
Accounts receivable	4,661	3,953
Merchandise inventories	46,380	42,068
Prepaid expenses and other current assets	4,806	4,539
Income taxes receivable	218	551
Total current assets	74,138	79,381

Property, equipment and improvements, net	40,302	54,335

Other non-current assets:
Deferred income taxes	597	331
Other assets	1,068	597
Total other non-current assets	1,665	928
Total assets	$116,105	$134,644

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,622	$17,349
Accrued salaries, wages and related expenses	3,538	6,476
Accrued liabilities and other current liabilities	23,226	24,996
Total current liabilities	45,386	48,821

Non-current liabilities:
Deferred lease incentives	7,366	8,671
Deferred rent obligations	6,458	6,625
Other non-current liabilities	9,477	2,637
Total non-current liabilities	23,301	17,933

Stockholders' equity:
Common stock	478	473
Additional paid-in capital	127,993	126,798
Retained earnings	31,658	53,330
Common stock held in treasury	(112,711)	(112,711)
Total stockholders' equity	47,418	67,890
Total liabilities and stockholders' equity	$116,105	$134,644

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 5,	April 29,
	2018	2017
Cash flows from operating activities:
Net loss	$(5,319)	$(3,688)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,816	3,099
Impairment of long-lived assets	—	70
Deferred income taxes, net	—	(9)
Amortization of financing costs	16	16
Deferred lease-related liabilities	(89)	(291)
Stock-based compensation expense	351	289
Changes in operating assets and liabilities:
Accounts receivable	(2,035)	(1,404)
Merchandise inventories	(5,019)	(5,234)
Prepaid expenses and other assets	(2,131)	(1,090)
Income taxes receivable	(46)	(35)
Accounts payable	(2,223)	3,378
Accrued liabilities	(3,707)	(1,613)
Other liabilities	7	1,912
Net cash used in operating activities	(17,379)	(4,600)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(947)	(2,130)
Proceeds from sale of assets	13,329	—
Net cash provided by (used in) investing activities	12,382	(2,130)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(7)	(6)
Proceeds from short-term borrowings	9,100	—
Payments of short-term borrowings	(9,100)	—
Net cash used in financing activities	(7)	(6)

Net decrease in cash and cash equivalents	(5,004)	(6,736)
Cash and cash equivalents at beginning of period	23,077	35,006
Cash and cash equivalents at end of period	$18,073	$28,270

Supplemental cash flow information:
Interest paid	$58	$31
Income taxes paid (refunded)	$107	$(36)
Accrued purchases of equipment and improvements	$319	$243

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

The following table reconciles from Net loss in accordance with generally accepted accounting principles (GAAP) to Adjusted EBITDA, a non-GAAP measure, for the thirteen weeks ended May 5, 2018 and April 29, 2017:

	Thirteen Weeks Ended
	May 5,	April 29,
	2018	2017
Net loss on a GAAP basis	$(5,319)	$(3,688)
Income tax benefit	43	52
Interest expense, net	(58)	(31)
Depreciation & amortization	2,816	3,099
Impairment of long-lived assets	—	70
Lease termination fees and other related costs, net	161	195
Adjusted EBITDA	$(2,241)	$(241)

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF LOSS PER SHARE
(in thousands, except per share amounts)
(unaudited)

The following table reconciles Net loss per share in accordance with GAAP to Adjusted net loss per share, on a non-GAAP basis, for the thirteen weeks ended May 5, 2018 and April 29, 2017:

	Thirteen Weeks Ended
	May 5,			April 29,
	2018			2017
	Pretax	Net of tax	Per share amounts	Pretax	Net of tax	Per share amounts
GAAP net loss per share			$(0.14)			$(0.10)
Adjustments
Lease termination fees and other related costs, net	161	160	—	195	192	0.01
Adjusted loss per share			$(0.14)			$(0.09)